EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KIT DIGITAL, INC.,

KIT ACQUISITION CORPORATION,

THE FEEDROOM, INC.,

THE PARTICIPATING STOCKHOLDERS (AS DEFINED IN ARTICLE I)

AND WITH RESPECT TO ARTICLE IX ONLY

NEWSPRING VENTURES II, L.P.,

AS STOCKHOLDER REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is entered into as of September 30, 2009 by and among KIT digital, Inc., a Delaware corporation (“KIT”), KIT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of KIT (the “Merger Sub”), The FeedRoom, Inc., a Delaware corporation (the "Company"), the Participating Stockholders (as defined in Article I of this Agreement) and (solely for purposes of Article IX), NewSpring Ventures II, L.P., a Delaware limited partnership, as stockholder representative (in such capacity, the “Stockholder Representative”).

RECITALS

A.           The Company, located in New York, New York, conducts a business offering online video solutions for corporations, government agencies, and media companies; services, such as broadband video distribution for Web, search engines, and podcasting; broadband video encoding, management, and delivery; broadband video application design and development; performance reporting; media advertising services; subscription and registration tools; (the "Business") and the Company owns certain assets used in the conduct and operation of the Business.

B.           The Persons listed on Schedule 3.17 are the owners of all of the issued and outstanding capital stock of the Company (each, a “Stockholder” and collectively, the “Stockholders”).

C.           Each of the Board of Directors of Merger Sub, KIT and the Company have determined that it is in the respective best interests of Merger Sub and the Company for Merger Sub to acquire the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein, and in furtherance hereof have approved the Merger.

D.           Prior to the date of this Agreement, the Board of Directors of the Company adopted and approved and the Stockholders approved the Ninth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Restated Certificate”).

E.           The aggregate liquidation preferences of the Series F Preferred Stock (as defined in Article I of this Agreement) as set forth in Section 3 of the Restated Certificate exceed the Merger Consideration.

F.           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         “Affiliate” means, as applied to any Person, (i) any entity controlling, controlled by or under common control with such Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities (including equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (iii) any director, partner, officer, manager, agent, employee or relative of such Person.  For purposes of the definition of Affiliate, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.2         “August Net Working Capital” shall be the net working capital of the Company as of 11:59 pm local time on August 31, 2009 which amount shall be calculated as the sum, accumulated in the normal course of business, of (i) all cash, cash equivalents (including certificates of deposits, money market account balances, bank account balances and government backed investment grade securities), accounts receivable, unbilled receivables, prepaid expenses, prepaid commissions, and deposits (collectively, the "Balance Sheet Assets"), minus (ii) the sum of all accounts payable, accrued expenses, deferred revenue, current portion of leases then accrued and payable, the Restructuring Costs, indebtedness for borrowed money and any other liabilities of the Company  (collectively the "Balance Sheet Liabilities"), in all cases in (i) and (ii) as incurred in the ordinary course of business consistent with past practice (in terms of both frequency and magnitude) and reflected on the balance sheet of the Company as of August 31, 2009 (excepting only the Restructuring Costs).

1.3         "Available Excess" has the meaning ascribed to such term in Section 8.6.

1.4         "Balance Sheets"" has the meaning ascribed to such term in Section 3.1(a). "Financial Statements" has the meaning ascribed to such term in Section 3.1(a).

1.5         "Balance Sheet Assets" has the meaning ascribed to such term in Section 1.3.

1.6         "Balance Sheet Liabilities" has the meaning ascribed to such term in Section 1.3.

1.7         “Business” has the meaning ascribed to that term in the recitals.

1.8         “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

1.9         “Cancelled Shares” has the meaning ascribed to such term in Section 2.4.

1.10        “Certificate” has the meaning ascribed to such term in Section 2.4.

1.11        “Code” means the Internal Revenue Code of 1986, as amended.

1.12        “Closing” has the meaning ascribed to such term in Section 2.2.

1.13        “Closing Date” means the calendar day on which the Closing occurs.

1.14        “Common Stock” means the common stock of the Company.

1.15        “Company” means The FeedRoom, Inc., a Delaware corporation.

1.16        “Company Assets” means the properties and assets, real and personal, tangible and intangible, now owned or used by the Company in the operation of the Business, including without limitation the assets set forth on Schedule 1.16.  The parties hereby acknowledge that Schedule 1.16 sets forth certain assets that have been disposed of or discarded in the ordinary course of business.

1.17        “Company Board” means the Company’s board of directors.

1.18        “Company Capital Stock” means (i) the Common Stock and (ii) the Preferred Stock.

1.19        “Company Options” means the options and any other rights to purchase shares of Common Stock, excluding the Company Warrants.

1.20        “Company Option Plan” means has the meaning specified in Section 2.4(c).

1.21        “Company Warrants” has the meaning specified in Section 2.4(d).

1.22        “Consent Indemnity” shall be with respect to each of Hewlett-Packard Company and Intel Corporation only and in each case shall equal 2.0 times the trailing twelve month contracted, recurring revenues received by the Company as of August 31, 2009 from such entity, which in the case of Hewlett-Packard Company shall equal $712,766 and in the case of Intel Corporation shall equal $352,500; provided that such indemnity shall not be applicable where (i) within 120 days following the Closing Date, the Company, KIT or Surviving Corporation has received from Intel Corporation and/or Hewlett-Packard Company the consent to the change of control of the Company required under such customer’s contract with the Company; or (ii) in the event that the consent described under section (i) is not received, Hewlett-Packard Company or Intel Corporation, as applicable, is still a customer of the Company 180 days following the Closing Date.

1.23        “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing.

1.24        “Damages” has the meaning ascribed to such term in Section 8.1.

1.25        “DGCL” means the General Corporation Law of the State of Delaware.

1.26        “Disclosure Materials” has the meaning ascribed to such term in Section 4.6.

1.27        “Dissenting Share Payments” has the meaning ascribed to such term in Section 2.6.

1.28        “Dissenting Shares” has the meaning ascribed to such term in Section 2.6.

1.29       "E-Fax" means any system used to receive or transmit faxes electronically.

1.30       "E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.31       “Effective Date” has the meaning ascribed to such term in Section 2.2.

1.32       “Effective Time” has the meaning ascribed to such term in Section 2.2.

1.33       "Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.34       "Employee Benefit Plan" shall mean each ERISA Plan and each other pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, or employees, which currently is, or within the immediately preceding six years was, established, maintained, contributed to or legally obligated to be contributed to by the Company or by a current or former ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate otherwise have any liability or obligation.

1.35       “Employee List” has the meaning ascribed to such term in Section 3.9.1.

1.36       "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from (i) the presence or release of Hazardous Materials into the environment, on or prior to the Closing, upon, beneath, or from any Real Property, Former Real Property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported, or disposed of Hazardous Materials, (ii) any violation of Environmental Requirements by the Company on or prior to the Closing.

1.37       "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (A) occupational health or safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, Release or Remediation of Hazardous Materials; or (D) exposure of persons to Hazardous Materials.

1.38       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules issued thereunder.

1.39       “ERISA Affiliate” shall mean any corporation which is a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with the Company within the meaning of Section 414(c) of the Code or a member of an affiliated service group with the Company within the meaning of Section 414(m) or (o) of the Code.

1.40       “ERISA Plan” shall mean any Pension Plan and any Welfare Plan.

1.41       “Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

1.42       “Escrow Agreement” has the meaning ascribed to such term in Section 5.3(b).

1.43       “Escrow Fund” means the aggregate of the Primary Escrow Amount and the Legal Proceedings, Intellectual Property and Tax Escrow Amount, held by the Escrow Agent pursuant to the Escrow Agreement and this Agreement.

1.44       “Exchange Act” has the meaning ascribed to such term in Section 4.6.

1.45       "Financial Statements" has the meaning ascribed to such term in Section 3.3.1(a).

1.46       "Former Real Property" means any real property in which the Company heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest.

1.47       “Funding Amount” is an amount equal to $4,000,000.

1.48       “Funding Transactions” means the transactions entered into between the Company and the Participating Stockholders prior to the Closing pursuant to which the Funding Amount is provided to the Company by the Participating Stockholders.

1.49       “GAAP” has the meaning ascribed to such term in Section 3.3.1(b).

1.50       “General Claims” means all claims for indemnification, other than Specific Claims, made by or for a KIT Indemnified Party pursuant to Article VIII.

1.51       "Governmental Authority" means any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of the United States, the states and political subdivisions thereof.

1.52       Hazardous Materials" means any substance:  (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (ii) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminate" under any Environmental Requirement; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (iv) the presence of which causes or threatens to cause a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; (v) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.53       “Infringement” (whether or not capitalized) and related verbs mean any or all uses that violate the rights of the Intellectual Property owner.

1.54       "Intellectual Property" means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; Internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; all registrations granted or pending with respect to any of the foregoing; and all causes of action against any person for the infringement of any of the foregoing.

1.55       "Interim Balance Sheet" has the meaning ascribed to such term in Section 3.1(a).

1.56       “IRS” means the Internal Revenue Service.

1.57       “KIT” means KIT digital, Inc., a Delaware corporation.

1.58       “KIT Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

1.59       “KIT Common Shares” means shares of the common stock of KIT.

1.60       “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.3.1(a).

1.61       “Law” means any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

1.62       “Leased Property” has the meaning ascribed to such term in Section 3.6.1(a).

1.63       “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review;

1.64       “Legal Proceedings, Intellectual Property and Tax Escrow Amount” means nineteen and three-quarters percent (19.75%) of the Primary Consideration.

1.65       “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

1.66       “Lost Revenues” shall mean with respect to any active customer as of August 31, 2009 listed in Schedule 3.18 other than Hewlett-Packard Company and Intel Corporation (which are subject to the Consent Indemnity) which terminates the Company or ceases utilizing the services of the Company (whether as a result of a termination or expiration of its Contract or otherwise)  within 60 days following the Closing Date an amount equal to the annual revenue represented by such customer, as annualized by reference to the one year period ended June 30, 2009.

1.67       “Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Company of more than $25,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the Business or any other Contract that is otherwise material to the operation of the Business.

1.68       “Material Adverse Effect” means any change, event, development, effect or circumstance (i) that is, or is reasonably likely in the future to be, materially adverse to the business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Company or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions.

1.69       “Measurement Period” has the meaning ascribed to such term in Section 2.4(h).

1.70       “Merger” has the meaning ascribed to such term in Section 2.1.

1.71       “Merger Consideration” means the sum of the Primary Consideration and the Secondary Consideration.

1.72       “Money Laundering Laws” has the meaning ascribed to such term in Section 3.24.

1.73       "Multiemployer Plan" shall mean a plan as defined in Section 3(37) of ERISA.

1.74       “NWC Statement” has the meaning ascribed to such term in Section 2.4(i).

1.75       “OFAC” has the meaning ascribed to such term in Section 4.23.

1.76       “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.77       “Other Intellectual Property” means Intellectual Property used in the Business that is not Owned Intellectual Property.

1.78       “Owned Intellectual Property” means Intellectual Property used in the Business that is owned by the Company.

1.79       “Participating Stockholders” means those Persons holding Series F Preferred Stock of the Company on the books and records of the Company at the Effective Time, which Persons are parties to this Agreement.

1.80       "Pension Plan" shall mean each employee pension benefit plan within the meaning of Section 3(2) of ERISA which is established, maintained or as to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

1.81       "Permitted Liens" means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not material to the Business, operations or financial condition of the Company and that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefor accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and (iv) the Liens set out in Schedule 1.82.

1.82       “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.83       “Preferred Stock” means the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock of the Company.

1.84       “Primary Consideration” means an aggregate of 948,364 KIT Common Shares or such lesser or greater number as may result from an adjustment pursuant to Section 2.4(h).

1.85       “Primary Escrow Amount” means nineteen and three-quarters percent (19.75%) of the Primary Consideration.

1.86       “Pro Rata Portion” means with respect to each Participating Stockholder, an amount equal to the fraction obtained by dividing (x) the amount of Merger Consideration payable to such Participating Stockholder pursuant to Section 2.4(a) divided by (y) the aggregate amount of Merger Consideration payable to all Participating Stockholders pursuant to Section 2.4(a).

1.87       “Property Leases” has the meaning ascribed to such term in Section 3.6.1.2.

1.88       “Public Software” has the meaning ascribed to such term in Section 3.6.2(i).

1.89       “Real Property” has the meaning ascribed to such term in Section 3.6.1(a).

1.90       “Related Agreements” means the Escrow Agreement and the Stockholders Agreement.

1.91       “Restructuring Costs” means $1,500,000.

1.92       “Revenue” has the meaning ascribed to such term in Section 2.4(h).

1.93       “Revenue Statement” has the meaning ascribed to such term in Section 2.4(h).

1.94       “SEC Reports” has the meaning ascribed to such term in Section 4.6.

1.95       “Secondary Consideration” means a number of KIT Common Shares determined by dividing (a) the Funding Amount by (b) $11.00.

1.96       “Securities Act” has the meaning ascribed to such term in Section 4.6.

1.97       “Series F Preferred Stock” means the Series F Preferred Stock of the Company.

1.98       “Severance Costs” means the aggregate of the maximum severance or termination payments the Company would be contractually obligated to pay as a result of the termination of employment of all individuals employed by the Company as of August 31, 2009 or at any time thereafter up to the Closing.  For avoidance of doubt, such maximum termination payments are set out in Schedule 3.9.2.

1.99       “Specific Claims” means all claims for indemnification made by or for a KIT Indemnified Party pursuant to Section 8.1(a) as it relates to misrepresentations and breaches of warranties relating to Intellectual Property, Section 8.1(c) and Section 8.1(e) of Article VIII.

1.100     “Statement of Expenses” has the meaning ascribed to such term in Section 5.11.

1.101     “Stockholders” has the meaning ascribed to such term in the recitals.

1.102     “Stockholders Agreement” has the meaning ascribed to such term in Section 5.3(c).

1.103     “Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

1.104     "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by the Company.

1.105     “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with taxes.

1.106     “Transfer Taxes” has the meaning ascribed to such term in Section 2.8.

1.107     “Welfare Plan” shall mean each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which is established, maintained or to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

ARTICLE II

THE MERGER

2.1         The Merger.  At the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease (the “Merger”), and the Company will be the surviving corporation (the “Surviving Corporation”) and a subsidiary of KIT.  The separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and the Company shall succeed to all of the rights and properties of Merger Sub and shall be subject to all of the debts and liabilities of Merger Sub all in accordance with the applicable provisions of the DGCL.

2.2         Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of Pedley & Gordinier, PLLC, 455 South 4th Street, Louisville, Kentucky at such time as this Agreement is signed by all parties hereto or (b) at such other place and time or on such other date as KIT, Merger Sub and the Company may agree.  As soon as practicable following the Closing and in no event later than the end of the next Business Day, the Surviving Corporation shall file the Certificate of Merger with the Office of the Secretary of State of the State of Delaware.  The Merger shall thereupon become effective as of the date of filing in accordance with the DGCL; the time of such effectiveness is hereinafter referred to as the “Effective Time”; and the date of such effectiveness is hereinafter referred to as the “Effective Date.”

2.3         Formation Documents; Management.  Unless otherwise determined by Merger Sub prior to the Closing, (a) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Closing shall be the Certificate of Incorporation of the Surviving Corporation as of the Closing (but for the name of the Surviving Corporation stated therein, which shall be changed to “The FeedRoom, Inc.” (ii) the bylaws of Merger Sub, as in effect immediately prior to the Closing, shall be the bylaws of the Surviving Corporation, at the Effective Time, (iii) the directors of Merger Sub shall be the directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable provisions of the DGCL, and (iv) the officers of Merger Sub shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.4         Conversion of Securities.

(a)          Company Capital Stock.  Subject to the terms of Section 2.6, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, or any of the Stockholders, each then outstanding share of Company Capital Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Capital Stock in accordance with the terms of Section 2.5, the number of KIT Common Shares as set forth below in Section 2.4(b), subject to Section 2.4(f), Section 2.4(h) and 2.4(j), all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, and the indemnification, escrow and other provisions set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, the aggregate amounts payable with respect to all outstanding shares of Company Capital Stock shall not exceed the Merger Consideration.  Any outstanding shares of the Company Capital Stock held by the Company or Merger Sub or their wholly owned subsidiaries at the Effective Time will be cancelled without payment of any consideration and cease to exist (the “Cancelled Shares”).  At and after the Effective Time, each holder of a certificate that represented issued and outstanding shares of the Company Capital Stock immediately prior to the Effective Time (each a “Certificate”) shall cease to have any rights as a stockholder of the Company, except for the right to surrender his Certificate in exchange for the consideration payable, if any, in respect of the shares of the Company Capital Stock represented by such Certificate pursuant to this Section 2.4. At the Effective Time, by virtue of the Merger and without any action on the part of KIT, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by the Company as treasury stock as of immediately prior to the Effective Time shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall thereupon cease to exist.

(b)         Series F Preferred Stock; Partial Satisfaction of Liquidation Preference.  At the Effective Time, each outstanding share of Series F Preferred Stock shall be cancelled and extinguished, and automatically be converted into the right to receive upon surrender of the Certificate representing such share of Series F Preferred Stock 0.12559010 KIT Common Shares. Where the aggregate number of KIT Common Shares deliverable to any Person pursuant to this Agreement either pursuant to Section 2.5 or upon any release of the Escrow Fund is less than a whole share, then the number of KIT Common Shares issuable to such Person shall be rounded down to the next lower whole share.  As the Merger Consideration is insufficient to discharge the payments required to be made under the Restated Certificate to the holders of Series F Preferred Stock, no distributions of Merger Consideration will be made to the holders of the Common Stock or any other series of Preferred Stock of the Company and such Common Stock and all Preferred Stock other than the Series F Preferred Stock will be cancelled and extinguished at the Effective Time for no consideration as a result of the Merger.

(c)         Company Options.  No Company Options (whether vested or unvested) shall be assumed by the Surviving Corporation.  The Second Amended 2004 Stock Option And Restricted Stock Award Plan dated July 7, 2008 (including any sub-plans thereof) (the “Company Option Plan”) will be terminated at the Closing.

(d)         Company Warrants.  No outstanding warrants or other rights to acquire shares of Company Capital Stock or any other shares or securities of the Company (whether or not exercisable or vested) (“Company Warrants”) shall be assumed by the Surviving Corporation, and each such Company Warrant shall be canceled or terminated prior to the Closing. Prior to the Closing, and subject to the review and approval of Merger Sub, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.4(d) under all agreements relating to Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents.

(e)         Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, KIT, or any of the stockholders of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

(f)          Withholding Taxes. Each of Merger Sub and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to any Person such amounts as Merger Sub and/or its agents may determine it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(g)         No Further Ownership Rights in Company Capital Stock.  Subject to Section 2.6, all consideration paid in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

(h)         Adjustment of Primary Consideration. The Primary Consideration is premised upon the Company achieving “Revenue”, as that term is defined and calculated in accordance with U.S. GAAP and AICPA Statement of Position (SOP) No. 97-2, Software Revenue Recognition and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, of $1,575,000.00 during June, July and August of 2009 (the “Measurement Period”). The Company shall deliver to the Merger Sub and KIT a “Revenue Statement” for the Measurement Period prior to the Closing Date, which Revenue Statement shall be acceptable to KIT and Merger Sub as to both form and substance in their reasonable discretion.  In the event that the Revenue Statement is within five percent, positive or negative, of $1,575,000.00 (e.g. between $1,496,251.00 and $1,653,749.00) then there shall be no adjustment to the Primary Consideration. In the event the Revenue reflected in the Revenue Statement is equal to or exceeds five percent, positive or negative, of $1,575,000.00, then the Primary Consideration shall be adjusted, up or down, by the same percentage deviation from the Revenue amount of $1,575,000.00. For purpose of example only, if the final agreed Revenue Statement discloses Revenue of $1,732,500.00 (ten percent positive) then the number of shares issued by KIT for the Primary Consideration shall be increased by 94,836 shares (ten percent of 948,364 shares).

(i)          NWC Statement.   Prior to the Closing Date, the Company shall prepare and deliver to the Merger Sub and KIT a calculation of the August Net Working Capital (the “NWC Statement”).   The NWC Statement shall be prepared from the books and records of the Company and calculated in accordance with GAAP applied consistently with the preparation of the Company's historical financial statements and shall be subject to the approval of KIT and the Merger Sub, acting reasonably.

(j)          Reduction for Escrow Fund.  Each Participating Stockholder’s right to receive KIT Common Shares pursuant to Section 2.4(b) shall be reduced by a number of KIT Common Shares equal to such Participating Stockholder’s Pro Rata Portion of the Escrow Fund and shall be deposited with the Escrow Agent as provided herein.

2.5        Delivery of Merger Consideration.

(a)         Merger Sub to Provide Consideration. Subject to the terms of this Agreement, including Section 2.6, promptly after the Effective Time, KIT and Merger Sub shall deposit or cause to be issued and delivered to each of Participating Stockholders a number of KIT Common Shares equal its share of the Merger Consideration, less its share of the Escrow Fund and (ii) the Escrow Agent, an amount equal to the Escrow Fund.  Each Participating Stockholder’s Pro Rata Portion of the Escrow Fund shall be deemed contributed to the Escrow Fund.

(b)         Procedures.  Prior to the Closing, each of the Participating Stockholders shall deliver to counsel for KIT Certificate or Certificates representing shares of Company Capital Stock together with stock powers executed in blank, which Certificates shall be held in escrow pending the completion of the Closing.  If the Closing does not occur, the Certificates shall be promptly returned to the Participating Stockholders.  At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration to be received by such Person, if any, and except as otherwise provided by applicable law, and no transfer of shares of the Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.  KIT shall issue and deliver stock certificates for the Merger Consideration in the names of the Participating Stockholders as promptly as possible following the Effective Time, subject only to confirmation from the Nasdaq Global Market that the listing application for the KIT Shares to be issued to the Participating Stockholders under the terms of this Agreement has been approved.

2.6        Dissenter Rights.

(a)         Dissenting Shares.  Any shares of the Company Capital Stock held by a holder who has, subject to Section 2.6(b), demanded and perfected  appraisal or dissenter’s rights for such shares in accordance with the DGCL and who, as of the Effective Date, has not effectively withdrawn, waived, surrendered or lost such appraisal or dissenter’s rights (“Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 2.5(a), but the holder thereof shall only be entitled to such rights as are granted by the DGCL (such payments pursuant to the DGCL, “Dissenting Share Payments”).

(b)         Notwithstanding the provisions of Section 2.6(a), if any holder of Dissenting Shares shall effectively withdraw, waive, surrender or lose (through the passage of time, failure to demand or perfect or otherwise) the right to demand and perfect appraisal or dissenter’s rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, the shares of the Company Capital Stock theretofore constituting Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration per share payable in respect of such Company Capital Stock pursuant to and subject to the terms and conditions of this Agreement upon surrender of the Certificate(s) representing such Company Capital Stock and delivery of a duly executed stock power, and any other items required by Section 2.5 or reasonably requested by counsel to the Surviving Corporation.

(c)         As soon as practicable prior to the Effective Date, the Company shall give Merger Sub (i) prompt written notice of any written demand for the purchase by the Company of any shares of the Company Capital Stock received by the Company pursuant to the applicable provisions of the DGCL regarding dissenter’s or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  After the Effective Date, Merger Sub shall solely control all negotiations and proceedings related to such demands.

2.7         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.8         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes imposed on a Stockholder and incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by such Stockholder and shall be paid by such Stockholder when due.  Each Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Law, Merger Sub and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.  Upon Surviving Corporation’s request, such Stockholder shall provide Merger Sub with evidence satisfactory to Merger Sub that such Transfer Taxes have been paid by such Stockholder.

ARTICLE III

COMPANY REPRESENTATIONS
AND WARRANTIES

3.           Representations and Warranties of the Company.  The Company represents and warrants to the Merger Sub and KIT, as of the date hereof and as of the Closing, as follows:

3.1.        Organization and Qualification.  The Company is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease and operate its properties and assets and to carry on the Business in the manner in which such Business is now being conducted.  Except as set forth on Schedule 3.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the Business or the character or location of the properties owned or leased by it makes such qualification necessary except where the failure to be so qualified, whether singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company does not own, beneficially or otherwise, directly or indirectly, any capital stock or other securities or other ownership interest of any Person.

3.2.        Authority.  The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements to be executed in connection herewith by the Company have been duly executed and delivered by the Company, have been duly authorized by all necessary corporate action by the Company (including, without limitation, any required authorization by the board of directors and shareholders of the Company) and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.

3.3.        Financial Condition.

3.3.1.     Financial Statements.

(a)           Set forth on Schedule 3.3.1 are copies of the following (collectively, the "Financial Statements"):  (i) the audited financial statements of the Company for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, including balance sheets as at December 31, 2008, December 31, 2007 and December 31, 2006 (the "Balance Sheets" and December 31, 2008, the "Last Balance Sheet Date"); (ii) the related statements of income and of changes in financial position for the fiscal years then ended; (iii) the unaudited interim financial statements of the Company for the seven month period ended July 31, 2009, including a balance sheet as at July 31, 2009 (the "Interim Balance Sheet"); and (iv) the related statements of income and of changes in financial position for the seven month period then ended.

(b)          The Financial Statements:  (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered; (iii) reflect and provide reserves in respect of all known liabilities of the Company which in the opinion of the Company are adequate, including all known contingent liabilities, as of their respective dates; and (iv) present fairly the consolidated financial condition of the Company at such date and the results of its operations for the fiscal period then ended.

(c)          The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company.  Neither the Company nor any employee, agent or shareholder of the Company, directly or indirectly has made any payment of funds of any such entity or received or retained any funds in violation of any applicable law, rule or regulation.

3.3.2.     Absence of Certain Changes.  Except as set forth on Schedule 3.3.2, since August 31, 2009, the Company has used commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the services of all current officers and employees necessary to the Business and to preserve the goodwill of the customers and employees having business relations with the Company.  Since August 31, 2009, the Company has conducted its business in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on August 31, 2009 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business.  Except as set forth on Schedule 3.3.2 since August 31, 2009 the Company has not:

(a)          conducted the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(b)          except as required by their terms, amended, terminated, renewed/failed to renew or renegotiated any Material Contract to which the Company is a party or by which it is bound, or defaulted (or taken or omitted to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to result in the discontinuance of its material customer relationships, excepting only the indebtedness owed by the Company to BlueCrest Venture Finance Master Fund to be paid off at or in connection with the Closing in accordance with the payoff letter to be delivered at the Closing as contemplated by Section 6.3(f); or

(c)         terminated, amended or failed to renew any existing insurance coverage;  or

(d)         suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Company Assets or the Business; or

(e)          terminated or failed to renew or preserve any material Permits; or

(f)          incurred or agreed to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company of more than $5,000 in any specific case or $10,000 in the aggregate outside of the ordinary course of business; or

(g)         made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director Person; or

(h)         incurred any indebtedness, guaranteed any indebtedness of any Person or guaranteed any debt securities of any person or entity; or

(i)          other than in connection with the Funding Transactions, issued, sold, redeemed or acquired for value, or agreed to do so, any debt obligations or equity securities of the Company; or

(j)          sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (A) for dispositions of property not greater than $10,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(k)         declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities; or

 (l)        other than in connection with Funding Transactions, changed or amended its certificate of incorporation or bylaws; or

(m)        made special, accelerated or extraordinary payments to any Person in excess of $5,000 in the aggregate; or

 (n)        made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(o)         compromised, contested or otherwise settled any claims or threatened, commenced or settled any Legal Proceeding against or otherwise involving the Company; or

(p)          made or changed any Tax election, made any change in any method or period of accounting or in any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement or similar agreement or arrangement with respect to Taxes, settled or contested any Tax claim, taken any action to surrender any right to claim a refund or credit of Taxes, or consented to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(q)          disposed of or permitted to lapse any rights with respect to Intellectual Property or its use;

(r)           other than as contemplated by this Agreement or Related Agreements, made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(s)           made any capital expenditures or commitments with respect thereto; or

(t)           made any material change in the manner that the Company maintains its books and records;

(u)          adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(v)           made any expenditures or entered into any commitment or transaction exceeding $5,000 individually or $10,000 in the aggregate outside of the ordinary course of business; or

(w)           revalued any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(x)          acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the business of the Company; or

(y)          adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees;

(z)          entered into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(aa)         other than as contemplated by this Agreement or Related Agreements, hired, promoted, demoted or terminated or otherwise changed the employment status or titles of any other employees, or encouraged any employees to resign from the Company; or

(bb)         entered into any lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment; or

(cc)         entered into any mortgage, pledge or permitted any Lien to be placed upon any of the Company Assets; or

(dd)         sent any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby; or

(ee)         made any communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby; or

(ff)         entered into any arrangement or performed any action that resulted in or is reasonable likely to result in Material Adverse Effect on the Company; or

(gg)         agreed to or made any commitment to take any actions prohibited by this Section 3.3.2 or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, their respective covenants or agreements hereunder, or (B) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

3.3.3.       Indebtedness  The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company except:

(a)           as disclosed, reflected or reserved against in the Interim Balance Sheet;

(b)           for items set forth on Schedule 3.3.3;

(c)           for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet; or

(d)           liabilities in respect of the Contracts.

3.4.         Tax Matters.

 3.4.1.      Tax Returns; Disputes.  Except as set forth on Schedule 3.4.1, the Company has filed, within the time and in the manner prescribed by law, all federal, and all material state and local Tax Returns and reports required to be filed by it and has paid all Taxes shown to be due thereon.  All such Tax Returns were correct in all material respects.  There are no outstanding assessments or taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens for Taxes on any of the Company Assets.  There is no pending or threatened United States federal or applicable state or local tax audits involving either the Company, or any of its affiliates.

 3.4.2.      Section 168.  None of the Company Assets owned or used by the Company is tax-exempt use property within the meaning of Section 168(h) of the Code.

 3.4.3.      FIRPTA.  None of the stockholders of the Company is a foreign person within the meaning of Section 1445(f)(3) of the Code.

3.5.         Legal Proceedings .

 3.5.1.      Legal Proceedings Pending or Threatened.  Except as set forth on Schedule 3.5.1, there is no Legal Proceeding pending or to the knowledge of the Company, threatened before any Governmental Authority in which the Company is a party or which might affect the Company, the Company Assets or the Business.  Schedule 3.5.1 sets forth all Legal Proceedings to which the Company is party, or has been a party since January 1, 2006.

 3.5.2.      Business Enjoined.  Neither the Company, nor any employee, manager or agent of the Company has been permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Business.

 3.5.3.      Violation of Law; Permits.  The Company is not in violation of any provision of any law, decree, order or regulation applicable to the Company or its Business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, to employment practices (such as discrimination, health and safety), and to minority business enterprises, except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Schedule 3.5.3, the Company has all Permits required with respect to the Company Assets or in the conduct of the Business and the operation of the Real Property, all of which Permits are set forth on Schedule 3.5.3, and has satisfied all bonding requirements pertaining to its operations under federal, state, local and foreign laws, rules and regulations.  No pending federal, state or local zoning or use regulation, restriction or compliance requirement materially and adversely affect the Company Assets or the Business.  The present conduct of the Business is not dependent upon any so-called "non-conforming use" exception nor based upon any zoning variance.

3.6.          Properties and Assets of the Company.  Except as set forth on Schedule 3.6, the Company owns or otherwise has the right to use all of the Company Assets.  Upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will have good and marketable title to the Company Assets, free and clear of all Liens, except for Permitted Liens. The Company Assets are sufficient in all material respects to permit the Merger Sub to carry on the Business as presently conducted by the Company.

3.6.1.       Title to Real Property.

(a)           The Company does not own or have any legal or equitable title in any real property and Schedule 3.6.1 is a true, correct and complete list and description of each lease of real property under which the Company is a lessee, lessor, sublessee or sublessor (the "Leased Property").  The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the "Real Property."

(b)           The Company has good and marketable leasehold title to the Leased Property and to all improvements thereon and the Company's interests therein are free and clear in each case of all Liens, except Permitted Liens, which either individually or in the aggregate would have a Material Adverse Effect on the present use, operation, value or enjoyment of any of the Leased Property.

(c)           Except as set forth on Schedule 3.6.1, the Leased Property currently is being used only as offices of the Company.

3.6.1.1.    Assessments.  To the knowledge of the Company there is no special proceeding pending or threatened, in which any taxing authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof.

3.6.1.2.    Property Leases.  True and complete copies of all leases to which the Company is a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to the Merger Sub (the "Property Leases").

3.6.1.3     No Breach or Event of Default; Property Leases.  With respect to the Property Leases, except as set forth on Schedule 3.6.1.3 hereto, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing.  Except as set forth on Schedule 3.6.1.3 hereto, all of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms.  Except as set forth on Schedule 3.6.1.3 hereto, all rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.  Except as set forth on Schedule 3.6.1.3 hereto, the consummation of the transactions contemplated by this Agreement will not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

3.6.1.4     Violation of Law.    To the knowledge of the Company, none of the Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in violation of any Law or is in violation of the terms of any restrictive covenant or other Lien which either individually or in the aggregate would have a Material Adverse Effect.

3.6.1.5     Location.  The Company does not in the ordinary course of business maintain any assets outside of the States of New York, New Jersey, Massachusetts, California and Washington.

3.6.2.       Intellectual Property.

(a)            (i)           Schedule 3.6.2-1 contains a complete and correct list of all Material Contracts between the Company and any third party pursuant to which the Company is required to pay royalties to any third party in respect of Owned Intellectual Property. Schedule 3.6.2-1 contains a complete and correct list of all Material Contracts between the Company and the owners of Other Intellectual Property, and there is no Other Intellectual Property included in the works listed on Schedule 3.6.2-1 for which no Contract exists.

(ii)           Schedule 3.6.2-2 contains a complete and correct list of all existing and pending registrations of patents, trademarks, service marks, and trade dress rights of the Company.  The Company possesses the original registration certificates for each of the foregoing.

All registrations listed on Schedule  3.6.2-2 are valid, enforceable and subsisting.  All necessary registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such items.  There are no actions that must be taken by the Company within one hundred twenty (120) days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items.  Schedule 3.6.2-3 contains a complete and correct list of all existing Material Contracts pursuant to which the Company has granted any rights in any Intellectual Property to any third party.

The Merger Sub and KIT are relying on the Company for the completeness of the above schedules and any Contract or other thing omitted from any of such schedules will nevertheless be subject to all provisions of this Agreement, including but not limited to the warranties contained in this Section 3.6.2, notwithstanding such omission.

(b)           Except as set forth on Schedule 3.6.2-4, the Company has not received a "cease and desist letter" or any other written or oral communication from any third party challenging the Company's ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property exclusively licensed by the Company, and to the knowledge of the Company, there is no action pending or threatened against the Company or relating to the Business claiming that the Company or the Business has infringed or is infringing any Intellectual Property of any third party.  To the knowledge of the Company, there neither has been nor currently exists any infringement of any Owned Intellectual Property or any exclusive license owned by the Company in any Other Intellectual Property, by any third party including, without limitation, any employee or former employee of the Company.

(c)           The Company owns or otherwise has a valid right or license to all Intellectual Property used in the Business.  The Surviving Corporation will acquire all right, title and interest in and to the Owned Intellectual Property free and clear of any and all Liens, other than Permitted Liens, on the Closing Date upon the consummation of the transactions contemplated by this Agreement.  Except to the extent waived in writing by the Merger Sub in its sole discretion, the Company will prior the Closing have received permissions to assign all licenses by owners of Other Intellectual Property to the extent that such consents are needed to assign such licenses.

(d)           Except as noted in such schedules, true and complete copies of all Contracts indentified on Schedules 3.6.2-1 and 3.6.2-3 have been delivered or made available to the Merger Sub.

(e)           The Company has, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company's confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellecual Property used in the Business.  All officers, employees and consultants of the Company having access to confidential information of the Company or its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company's customer and business partners, to the extent required by such customers and business partners) and true and complete copies of all such agreements have been delivered or made available to the Merger Sub.

(f)           No Person who worked on the creation, development or improvement of the Owned Intellectual Property has any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.  Without the limitation of the foregoing, all works listed on Schedule 3.6.2-1 were or have been created entirely by employees of the Company within the scope of their employment, by third parties pusuant to valid and binding agreements designating their work product as work made for hire, and/or by third parties under such circumstances that their work product is work made for hire of which the Company is the author and owner as a matter of law.

(g)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not:  (i) constitute a breach or default under any instrument, contract, license or other agreement governing any Intellectual Property used in the Business; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property used in the Business; or (iii) in any way impair the right of the Surviving Corporation to use (including distribute, manufacture, market, license, sell or dispose of in any way) any Intellectual Property used in the Business.

(h)           The use, development, manufacture, marketing, distribution, license, sale, furnishing or intended use of any product or service currently utilized, manufactured, marketed, distributed, sold, or furnished by the Company does not violate any license or agreement between the Company and any third party or, to the knowledge of the Company, infringe any Intellectual Property of any other Person.

(i)            Except as set forth in Schedule 3.6.2-5, no Public Software (as defined below) (i) was or is used in connection with the development of any Owned Intellectual Property, or (ii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Owned Intellectual Property.  "Public Software" means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.7.          Insurance.  Schedule 3.7 sets forth a true and complete list and description of all insurance policies of any nature whatsoever currently maintained by the Company, together with the annual premiums currently payable by the Company under each such policy, the period of coverage and loss records for the last three insurance years.  There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions which requires or recommends any repairs or other work to be done on or with respect to any of the property or assets of the Company insured in any of said policies.  The Company has not received any notice or other communication from any such insurance company within three years preceding the date hereof canceling or materially amending any of said insurance policies and to the knowledge of the Company, no such cancellation or amendment is threatened.  All such policies of insurance are on an occurrence basis and will be in full force and effect on the Closing Date and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies.

3.8.          Labor and Employment Matters.

3.8.1.       Employee Benefit Plans.

(a)           Schedule 3.8.1(a) lists each Employee Benefit Plan and clearly identifies each as a Pension Plan, Welfare Plan or other type of Employee Benefit Plan.  Each Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable laws, including, without limitation, provisions of ERISA and the Code, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which the Company or a transferee of assets from the Company may be responsible, whether by reason of operation of law or contract.

(b)           Neither the Company nor any ERISA Affiliate has an obligation to contribute to any Multiemployer Plan and has had no such obligation during the six years preceding the Closing Date.

(c)           The Company or any ERISA Affiliate does not maintain or contribute to or have an obligation to contribute to any Pension Plan covered by Title IV or Section 302 of ERISA, Section 412 of the Code or described as a defined benefit plan (in accordance with ERISA Section 3(35)), and has not maintained or contributed to any such plan during the six years preceding the Closing Date.

(d)           The Company has delivered to KIT and the Merger Sub true and correct copies of the following:

(i)            each Employee Benefit Plan listed on Schedule 3.8.1(a) and all amendments thereto;

(ii)           each trust agreement pertaining to any of the Employee Benefit Plans, including all amendments to such documents;

(iii)          the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each of the Pension Plan's qualification under Section 401(a) of the Code and recognition of exemption from federal income taxation under Section 501(a) of the Code of each funded Welfare Plan and, to the extent that an application is pending with the IRS, copies of such applications have been provided;

(iv)          the two most recent Annual Reports (IRS Form 5500 series), including all schedules and plan audits, if applicable, required to be filed with respect to each ERISA Plan; and

(v)           each current summary plan description relating to each Employee Benefit Plan.

(e)           Except as set forth on Schedule 3.8.1(e), there is no action, suit or claim pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened or reasonably expected to be asserted against any fiduciary of any ERISA Plan.  None of the ERISA Plans or any fiduciary thereof is or has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency.

(f)            All of the Employee Benefit Plans currently comply, and have complied in the past, both as to form and operation, with their terms and with the applicable provisions of ERISA, the Code and other applicable Federal, state, local and foreign laws.  All necessary governmental approvals for the Employee Benefit Plans have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code of each of the Pension Plans and of each amendment thereto has been made by the IRS and a recognition of exemption from Federal income taxation under Section 501(a) of the Code of each of the funded Welfare Plans, if any, has been made by the IRS.  Nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification or exemption.

(g)           No transaction or occurrence proscribed by Section 406 of ERISA, or subject to Tax under Section 4975 of the Code, has occurred or is occurring for which a statutory exemption is not available.

(h)           No payment has been made nor is the Company a party to any agreement, contract, arrangement or plan pursuant to which a payment could be made, separately or in the aggregate (including but not limited to individual employment, change in control, and severance agreements), which is not deductible for federal income Tax purposes by virtue of Section 280G of the Code (without regard to the exception set forth in Section 280G(b)(4) of the Code) or which is not deductible under Section 162 or 404 of the Code.

(i)            Except as set forth in Schedule 3.8.1(a), neither the execution and delivery of this Agreement, including without limitation, all other agreements to be executed in connection herewith, by the Company nor the consummation of the transactions contemplated herein will (i) result in the acceleration or creation of any rights of any person entitled to any benefits under any Employee Benefit Plan, (ii) entitle any current or former employee or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or give rise to any such payment (regardless of when such payment is made or payable), (iii) accelerate the time of payment or vesting, result in deemed satisfaction of goals or conditions, or increase the amount of any compensation due to any such employee or former employee or director, or (iv) result in the forgiveness, modification or guaranty of any loan benefiting any current or former employee or director of the Company or any ERISA Affiliate.

(j)            With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company or any ERISA Affiliate as determined under Code Section 414 or ERISA Section 3(5), no event has occurred and no condition exists that after the Closing Date could subject the Surviving Corporation or the Company directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA.

(k)           Neither the Company nor any ERISA Affiliate has any obligation to provide health benefits or other non-pension benefits to any retired or other former director, employee or their dependents, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA, and the Company and each ERISA Affiliate has complied in all material respects with the requirements of Section 4980B of the Code and such Part 6.

3.8.2.       Benefit Obligations.  Except as set forth on Schedule 3.8.2, all accrued material obligations for payments to any entity, plan or person with respect to any benefits for current or former employees of the Company or any ERISA Affiliate have been timely paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP.

3.8.3.       Performance.  The Company has withheld and paid to the appropriate Governmental Authorities or is withholding for payment not yet due to such Governmental Authorities all amounts required to be withheld from the employees of the Company, and the Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing.  The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

3.8.4.       Compensation.  All reasonably anticipated material obligations of the Company for salaries, bonuses and other forms of compensation payable to the employees and directors of the Company in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP for obligations accrued through the date of the applicable Financial Statements.

3.8.5.       Resignations.  Except as set forth on Schedule 3.8.5, no employee of the Company, to the best knowledge of the Company, plans to retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of the Merger Sub at compensation substantially similar to such employee's present rate of compensation.

3.8.7.       Collective Bargaining Agreements.

(a)   The Company is not, and has never been, a party to a collective bargaining agreement with any labor organization.  No organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of the Company, and no such question has been raised with respect to the Company.

(b)       There is no controversy pending between the Company and any of its employees.  To the knowledge of the Company, there is no basis for any Legal Proceeding of or by any employee of the Company, and no complaint is pending against the Company before the National Labor Relations Board or any other federal, state or local agency.  The Company has complied, in respect of their employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

(c)        The Company has furnished the Merger Sub with copies of all claims, complaints, reports or other documents concerning the Company or any of the Subsidiaries or their employees made by or against the Company during the past five years pursuant to workers' compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 or any other federal or state laws relating to employment of labor.

3.8.8.       Obligation to Employ.  Nothing in the representations or warranties contained herein shall be construed as an obligation or commitment of the KIT, Surviving Corporation or any Affiliate of either corporation to employ or continue to employ any employee, officer or director of the Company or otherwise assume any liability, including liabilities for salary, benefits, pension, stock options (including, without limitation, any obligation under the Company Option Plan), severance or other benefit plans of any employee, officer or director of the Company.

3.9.        Compensation of and Indebtedness to and from Employees.

3.9.1.       Key Employee Compensation.  Schedule 3.9.1 is a true and complete list of the names and annual compensation (whether in the form of salary, bonus, commission, pension or profit-sharing contributions or other supplemental compensation now or hereafter payable) of the ten (10) highest compensated full-time salaried employees of the Company (the "Employee List").  Such list also identifies each employee for whom the Company provides a vehicle, showing the nature of such arrangement and the annual cost to the Company.  Since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List.

3.9.2        Severance Obligations.  Schedule 3.9.2 is a true and complete list of each individual employed by the Company on August 31, 2009 and each individual hired by the Company following August 31, 2009. Schedule 3.9.2 sets forth the maximum severance or termination payment obligation that the Surviving Corporation would be contractually obligated to pay for each such individual if they were terminated the day immediately following the Closing Date.

3.9.3.       Indebtedness to Employees.  Except as set forth on Schedule 3.9.3, the Company is not indebted to any employee or agent of the Company, or any spouse, child or other relative thereof, in any amount whatsoever other than for compensation for services rendered since the start of the Company's current pay period generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company except for advances made in the ordinary course of business.  As of the Closing there will be no amount owed to any Person listed in Schedule 3.9.2 other than (a) unpaid salary, bonus and paid time off, accrued in the ordinary course of business but not yet payable and (b) reimbursement for expenses accrued in the ordinary course of business and not yet payable.

3.10.      Contracts and Other Instruments.

3.10.1.    Material Contracts.

(a)           Except as set forth on Schedule 3.10.1, the Company is not a party to any Material Contracts relating to the Company, the Business or the Company Assets.

(b)           The Company has furnished KIT and the Merger Sub with a true and complete copy of all Material Contracts.

(c)           Except as set forth on Schedule 3.10.1, the Company is not in breach of or in default under any of the Material Contracts, nor has the Company been notified of any breach, default or potential breach or default under any Material Contracts and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  Except as set forth on Schedule 3.10.1, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any party (other than the Company) to any Material Contract.

3.11.      Environmental Liability.

3.11.1.     Hazardous Materials.  The Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property or the Former Real Property or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional, excluding de minimis quantities of Hazardous Materials that are commonly used in connection with the operation of the Business and which were used and disposed of in accordance with Environmental Requirements) on, under, in or about any such property or transported any Hazardous Materials to, from or across any such property.  No Hazardous Materials have migrated or are threatening to migrate from other properties upon, about or beneath any Real Property or Former Real Property.

3.11.2.     Environmental Requirements.  The Company, the Real Property and the Former Real Property and the existing and prior uses and activities thereon, including but not limited to the use, maintenance and operation of any such property, and all activities and conduct of business related thereto, comply, and have at all times complied in all material respects, with all Environmental Requirements, and no activity on or condition of the Real Property or Former Real Property has constituted or constitutes a nuisance or has constituted or constitutes a tortious condition with respect to any third party.  The Company is not, pursuant to any existing or proposed law or regulation, required now or in the foreseeable future to take any remedial action related to any such property or make any capital improvements in order to place such property or the improvements located thereon in compliance with such law or regulation.

3.11.3.     Notice of Violations.  The Company has not received notice or other communication concerning, and does not have any knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected or (B) any alleged liability for Environmental Damages (as defined below) and, to the knowledge of the Company there exists no basis for any Legal Proceeding related to either (A) or (B) being instituted or filed with respect to the Real Property or Former Real Property.  No writ, injunction, decree, order or judgment related to the foregoing is outstanding.  The Company has not been ordered or requested by any Governmental Authority to take any step to remedy any condition on any such property whether or not constituting a violation of Environmental Requirements, and no such person or entity has been named a "potentially responsible party" with respect thereto.

3.12.       Agreement Not in Breach of Other Instruments.

(a)           Except as set forth on Schedule 3.12, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in the creation of any Lien upon the Company Assets or the Business under, conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which the Company, the Company Assets or the Business, is bound or affected.

(b)           The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to, any statute, law, rule, regulation or ordinance applicable to the Company.  There is no pending or threatened Legal Proceeding before or by any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of the Surviving Corporation to own the Company Assets or to operate the Business.

3.13.       Regulatory Approvals.  Except as set forth in Schedule 3.13, no regulatory approval or filing with, notice to, or waiver from any Governmental Authority is required to be made or obtained by the Company: (a) in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the consummation of the transactions contemplated thereby; or (b) to permit the Surviving Corporation to carry on the Business after the Closing Date as the Business is currently carried on by the Company.

3.14.       Disclosure.  No representation or warranty of the Company contained in this Agreement, as qualified by the Schedules, the Related Agreements or any certificate furnished or to be furnished to the Merger Sub on the Closing Date contains or will contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.15.       Brokerage.  Neither the Company nor any of the Participating Stockholders has employed any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith.  Any fees payable to any finder or broker arising from the Merger, shall be the sole responsibility of the Participating Stockholders and under no circumstances shall the Company or Merger Sub have any liability therefor.

3.16.      Bank Accounts.  Schedule 3.16 sets forth a true and complete list of the bank name, location and account number for all bank accounts used by the Company in the conduct of the Business, and the authorized signatories and amounts for such accounts.

3.17.      Ownership of Capital Stock.  The authorized capitalization of the Company consists of:

(i)            25,000,000 shares of common stock, par value $1.00 per share, of which 64,215 shares are issued and outstanding;

(ii)           1,391,826 shares of Series C Convertible Preferred Stock, par value $0.001 per share, 1,391,826 of which are issued and outstanding;

 (iii)         3,997,545 shares of Series D Convertible Preferred Stock, par value $0.001 per share, 3,997,545 of which are issued and outstanding;

(iv)          3,454,522 shares of Series E Convertible Preferred Stock, par value $0.001 per share, 3,279,522 of which are issued and outstanding; and

 (v)          10,510,729 shares of Series F Convertible Preferred Stock, par value $0.001 per share, 10,446,770 of which are issued and outstanding.

Schedule 3.17 lists all holders of stock, options, warrants or other equity of the Company and their holdings by (including without limitation the applicable class or series of stock).  Other than as set forth on Schedule 3.17, there are no agreements, including stockholders agreements, warrants, puts, calls, rights, preemptive rights, options or other commitments of any character to which the Company is a party or by which the Company is bound that (x) obligates the Company to issue, deliver, register or sell any additional shares of its capital stock or any securities or instruments convertible into or exchangeable for any such additional shares of capital stock or (y) could affect this Agreement or the transactions contemplated hereby.  The shares of capital stock of Company are duly and validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

3.18.       Customers.  Set forth on Schedule 3.18 is a complete list of the 20 largest (in terms of dollar volume) customers of the Company for the fiscal year ended December 31, 2008 and for the six month period ended June 30, 2009 indicating the amounts paid to the Company by each customer for each such period and the names of the employees (or independent sales representatives) of the Company who are primarily responsible for servicing each such customer as of the date hereof.  Except as set forth in Schedule 3.18, none of such customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers, and the Company has no reason to believe that any of such customers may terminate all or a material part of such services or orders, whether by reason of the Merger or for any other reason.  The Company has received no notice of, and the Company does not know of any basis for, any material complaint by any of such customers with respect to services provided or products delivered by the Company since January 1, 2009.

3.19.       Suppliers.  Set forth on Schedule 3.19 is a complete list of the 20 largest suppliers of the Company by expenditures made by the Company to such suppliers during the fiscal year ended December 31, 2008 and the six month period ended June 30, 2009.

3.20        Foreign Corrupt Practices Act.  Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of any of the Company, has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by the Company (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.21        PFIC.  The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.22        OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Merger, or lend, contribute or otherwise make available such proceeds to any, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.23        Money Laundering Laws. To the best knowledge of the Company, the operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
KIT AND MERGER SUB

4.           Representations and Warranties of KIT and the Merger Sub.  The Merger Sub and KIT, jointly and severally, represent and warrant to the Company, as of the date hereof, as follows:

4.1.         Organization.  The Merger Sub is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.  KIT is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

4.2.         Authority.  The Merger Sub and KIT each has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement, all Related Agreements and other agreements to be executed in connection herewith by the Merger Sub and KIT upon the approval of this Agreement and the transactions described herein by the Board of Directors of KIT and Merger Sub will constitute legal, valid and binding obligations of the Merger Sub and KIT enforceable in accordance with their respective terms.

4.3      Capitalization; Merger Consideration.  The number of shares and type of all authorized, issued and outstanding capital stock of KIT, and all shares of KIT common stock reserved for issuance under KIT’s various option and incentive plans, is specified in Schedule 4.3.  Except as specified in Schedule 4.3, no securities of KIT are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  Except as specified in Schedule 4.3, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of KIT, or contracts, commitments, understandings or arrangements by which KIT is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock.  The issuance of the KIT Common Shares as part of the Merger Consideration will not, immediately or with the passage of time, obligate KIT to issue any of its capital stock securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of KIT to any Person and will not result in a right of any holder of KIT securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.4      Issuance of the Securities.  When issued in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive and similar rights.  KIT has sufficient authorized capital stock to meet its obligations to issue KIT Common Shares pursuant to this Agreement.

4.5      No Violations, Consents.  The execution, delivery and performance by the Merger Sub and KIT of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the articles of organization or operating agreement of the Merger Sub or KIT, as applicable; (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law; statute, rule or regulation to which the Merger Sub or KIT is subject, as applicable; (iii) violate any judgment, order, writ or decree of any court applicable to the transactions contemplated herein; or (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which KIT or the Merger Sub is a party or any of their assets are bound.   Neither KIT nor Merger Sub is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by KIT and Merger Sub of this Agreement and the Related Agreements, except, (i) filings required by state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities Act, (iii) consents required under any Contract or Property Lease which is to be assumed by the Surviving Corporation pursuant to this Agreement or the Related Agreements, (iv) those that have been made or obtained prior to the date of this Agreement and (v), the approval of an application with the Nasdaq Global Market for the listing of the KIT Common Shares to be issued to the Participating Stockholders under the terms of this Agreement, which application was filed on September 28, 2009.

4.6      SEC Reports; Financial Statements.  Each of Merger Sub and KIT has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as KIT or Merger Sub, as applicable, was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Article IV of this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of KIT and Merger Sub included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of KIT and Merger Sub (as applicable) and their consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.7          Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the business, operations or prospects of KIT or Merger Sub individually or KIT and its subsidiaries, (ii) neither KIT nor the Merger Sub has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in KIT’s and Merger’s Sub’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities and Exchange Commission, (iii) neither KIT nor Merger Sub has altered its method of accounting or the identity of its auditors, (iv) neither KIT nor Merger Sub has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) neither KIT nor Merger Sub has issued any equity securities to any company or and of KIT’s or Merger Sub’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports.  KIT does not have pending before the Securities and Exchange Commission any request for confidential treatment of information.

4.8          Foreign Corrupt Practices Act.  Neither KIT nor the Merger Sub, nor to the knowledge of KIT or Merger Sub, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of KIT, the Merger Sub or any subsidiary of either has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by KIT, the Merger Sub or any subsidiary of KIT (or made by any Person acting on their behalf of which KIT or Merger Sub is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.9          PFIC.  Neither KIT nor the Merger Sub is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.10        OFAC. None of KIT, the Merger Sub nor any subsidiary of KIT or Merger Sub, nor, to the knowledge of KIT or Merger Sub, any director, officer, agent, employee, Affiliate or Person acting on behalf of KIT, the Merger Sub or any subsidiary of either is currently subject to any U.S. sanctions administered by the OFAC; and Merger Sub will not directly or indirectly use the Company Assets, or lend, contribute or otherwise make available the Company Assets to any subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

4.11        Money Laundering Laws. To the best knowledge of KIT and Merger Sub, the operations of Merger Sub and KIT are and have been conducted at all times in compliance with the Money Laundering Laws and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving KIT and/or the Merger Sub with respect to the Money Laundering Laws is pending or, to the best knowledge of KIT or the Merger Sub, threatened.

4.12        Legal Proceedings  There is no Legal Proceeding pending or, to the knowledge of KIT or Merger Sub, threatened before any Governmental Authority in which KIT or Merger Sub is a party or which might affect any of KIT’s or the Merger Sub's properties, assets, operations or businesses, or prevent or delay the consummation of the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF
KIT AND MERGER SUB

5           Company Closing Conditions and Deliveries.  The obligations of the Merger Sub and KIT hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Merger Sub or KIT):

5.1.         Permits, Approvals and Authorizations.  Except as set forth on Schedule 5.1, any and all consents, waivers, permits and approvals from any Governmental Authority, and of any Person required in connection with the execution, delivery and performance of this Agreement or necessary for the Merger Sub to operate the Business substantially in the manner in which it is currently operated shall have been duly obtained and shall be in full force and effect on the Closing Date, unless waived by Merger Sub or KIT

5.2.         No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and no Legal Proceeding by any other Person shall be pending or, to the knowledge of the Company, threatened on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

5.3.         Certain Documents.  The Merger Sub and KIT shall have received the following documents:

(a)           an Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit 5.3(a) duly executed by the Stockholder Representative and Escrow Agent;

(b)           a Stockholders Agreement (the “Stockholders Agreement”) in substantially the form of Exhibit 5.3(b) duly executed by each of Kaleil Isaza Tuzman, each Participating Stockholder and KIT;

(c)           the Restated Certificate, certified by the Secretary of State of Delaware;

(d)           a certificate, dated within ten (10) days of the Closing Date, as to the good standing of the Company and payment of all applicable state Taxes thereby, executed by the appropriate officials of the State of Delaware and of each other state in which the Company is qualified as a foreign corporation;

(e)           except as waived by Merger Sub or KIT, executed originals or copies acceptable to Merger Sub and KIT, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the Company in connection with the consummation of the transactions contemplated, except as otherwise reflected on Schedule 5.1;

(f)           a copy of the written consents of the board of directors of the Company, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which the Company is a party and the performance of the transactions contemplated hereby and thereby, certified by the secretary of the Company as the case may be;

(g)           approvals from the Company’s stockholders as required by the Company’s certificate of incorporation, bylaws and other governing documents  (“Charter Documents”) and the DGCL, either at a meeting of the Company’s stockholders or pursuant to a written stockholder consent, all in accordance with the DGCL and the Charter Documents;

(h)           a certificate as to the incumbency and signature of the officers of the Company executed by an officer or director of the Company and by the secretary of the Company;

(i)           a pay off letter from BlueCrest Capital Finance, L.P setting forth the amount to pay it in full release of all obligations thereto in form and substance approved by KIT and Merger Sub, acting reasonably;

(j)           all other documents specifically required to be produced at the Closing under this Agreement or as reasonably requested by KIT or Merger Sub prior to Closing.

5.4.         NWC Statement and Revenue Statement.  The NWC Statement and Revenue Statement shall have been delivered by the Company to Merger Sub and KIT andthey shall have been approved by KIT and Merger Sub in their sole discretion, acting reasonably.

5.5          Company Funding.  The Company shall have received the Funding Amount.  The parties hereto acknowledge that the provision of the Funding Amount is intended as an indirect subscription by the Participating Stockholders to purchase KIT Common Shares at $11.00 per KIT Common Share.

5.6.         Board Approval.  The Board of Directors of KIT and Merger Sub shall have approved this Agreement and the transactions described herein.

5.7          Stockholder Notices.  The Company shall have prepared for each Stockholder all notices required to be given to the Stockholders either pursuant to any Contract or the DGCL, including without limitation, notices of (a) any written consents in lieu of a meeting of stockholders of the Company approving the Merger and the Restated Certificate and (b) dissenter’s rights regarding the Merger.  All such notices shall be in form and substance approved by counsel to KIT.

5.8          Opinion of Counsel to the Company.  Counsel to the Company shall have delivered to KIT and the Merger Sub an opinion, dated the Closing Date, substantially in the form of Exhibit 5.10.

5.9          Resignation of Officers and Directors.  All officers and directors of Company shall have submitted their resignations in writing to Company with a copy to KIT.  Such resignations of directors (in such capacity) shall be effective as of the Effective Time.

5.10        Performance by the Company .  The Company shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by the Company on or prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF
THE COMPANY

6.           Merger Sub's Closing Deliveries.  The obligations of the Company hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Company):

6.1.         Permits, Approvals and Authorizations.  Any and all consents, waivers, permits and approvals from any Governmental Authority and of any Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; except that a listing application for the KIT Common Shares issued in connection with this transaction will not be effective until after the Closing.

6.2.         No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and Legal Proceeding by any other Person shall be pending or threatened on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any Government Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

6.3.         Certain Documents.  The Merger Sub and/or KIT shall have furnished the Company with the following documents:

(a)           the Escrow Agreement duly executed by the Merger Suband KIT;

(b)           a copy of the resolutions of the Board of Directors of each of the Merger Sub and KIT, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which the Merger Sub or KIT is a party, as applicable, and the performance of the transactions contemplated hereby and thereby, certified by the Secretary of the Merger Sub or KIT, as applicable;

(c)           a certificate to the incumbency and signature of each of the officers of the Merger Sub and KIT executed by an officer or director of the Merger Sub and KIT, as applicable, and by the Secretary of the Merger Sub and KIT, as applicable;

(d)           the Stockholders Agreement signed by KIT and Kaleil Isaza Tuzman; and

(e)           except as waived by the Company and the Participating Stockholders, executed originals or copies acceptable to the Company and the Participating Stockholders, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by KIT or Merger Sub in connection with the consummation of the transactions contemplated.

6.4          Board Approval.  The Board of Directors of the Company shall have approved this Agreement and the transactions described herein.

6.5          Termination of Options.  At least 70% of the options outstanding under the Company Option Plan on August 31, 2009 shall be terminated.

6.6          Performance by Merger Sub and KIT .  Each of Merger Sub and KIT shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by each of Merger Sub and KIT on or prior to the Closing Date.

6.7          Delivery of the Merger Consideration .  The KIT on behalf of the Merger Sub shall have provided irrevocable instructions to the Escrow Agent, which is also acting as the paying agent, to (i) retain the Escrow Fund and (ii) issue and deliver the balance of the Merger Consideration to be Participating Stockholders who have complied with Section 2.5..

ARTICLE VII

POST-CLOSING COVENANTS

7.1.         Cooperation.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of eighteen (18) months from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other parties, its counsel and accountants, upon reasonable request during normal business hours, after not less than ten (10) Business Days prior written notice, such information and assistance relating to such party or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to:  (i) facilitate the preparation for or the prosecution, defense or disposition of any Legal Proceeding (other than one by or on behalf of one party to this Agreement against another party hereto); and (ii) prepare and file any other documents required by Governmental Authorities.  The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

7.2.         Further Assurances.   Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Company shall execute and deliver to the Merger Sub such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Surviving Corporation in order to vest in the Surviving Corporation all right, title and interest in and to the Company Assets and the Business and the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith.  The Surviving Corporation and the Company shall each provide the other with such assistance as reasonably may be requested by the other in connection with the preparation of any Tax Return, an audit or examination of any such return by any taxing authority or any judicial or administrative proceeding relating to liability for Taxes and shall each retain and provide the other with any records or other information which may be relevant to such a return, audit, examination or proceeding.

ARTICLE VIII

INDEMNIFICATION

8.           Indemnification.

8.1.         Indemnification of KIT and the Merger Sub.  Subject to the terms of Section 8.6, the Participating Stockholders, severally and not jointly, shall indemnify and hold harmless the Merger Sub, KIT and their respective Affiliates (the “KIT Indemnified Parties”) in respect of any and all claims, losses, interest, fines, penalties, diminutions in value, damages, liabilities, whether or not currently due, and expenses (including, without limitation, settlement costs and any actual legal or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) incurred by the KIT, Merger Sub or their respective Affiliates in connection with each and all of the following:

(a)           any misrepresentation made by the Company in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by the Company;

(b)           the breach of any covenant, agreement or obligation of the Company or the Participating Stockholders contained in this Agreement or any other document contemplated by this Agreement;

(c)           any cost, expense or payment with respect to Taxes relating to any period prior to the Closing, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such period; provided that, the identity of the party preparing such Tax Returns and all costs and expenses incurred in preparing such Tax Returns shall first be approved by the Stockholder Representative in its discretion;

(d)           any Severance Cost over $1,000,000 paid by the Company, the Surviving Corporation or KIT after August 31, 2009 and before August 31, 2010;

(e)           any Legal Proceeding to which the Company is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 3.5.1;

(f)            the Consent Indemnity;

(g)           any broker, advisory or accounting fees and expenses (excepting normal accounting fees and expenses incurred in accordance with past practice) paid or incurred by the Company after August 31, 2009 and prior to the Closing Date;

(h)           any Lost Revenues;

(i)            any cost, expense or liability arising from the failure of all options outstanding under the Company Option Plan at the Closing to be terminated as of the Closing; and

(j)            any cost expense or liability resulting from the existence of any Dissenting Shares, including without limitation any Dissenting Share Payments.

8.2.         Indemnification of the Company.  The Merger Sub and KIT shall jointly and severally indemnify and hold harmless the Participating Stockholders in respect of any and all Damages incurred by the Participating Stockholders in connection with each and all of the following:

(a)           any misrepresentation made by KIT or the Merger Sub in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by the Merger Sub; and

(b)           the breach of any covenant, agreement or obligation of KIT or the Merger Sub contained in this Agreement or any other document contemplated by this Agreement.

8.3.     Limitations on Liability

(a)           The parties hereto shall only be entitled to recover under this Article VIII at such time and to the extent the aggregate amount of all Damages incurred by such party hereto and its Affiliates exceeds $25,000, provided, however, that this limitation shall not apply to Sections 8.1(c), Section 8.1(d) or Section 8.1(f).

(b)           Limitations on Amount of Indemnification by the Participating Stockholders. Notwithstanding anything in this Agreement to the contrary:

(i)            the total amount that may be recovered from the Participating Stockholders pursuant to this Article VIII shall not exceed 857,500 shares of the 948,364 KIT Common Shares comprising the Primary Consideration (as equitably adjusted for any reorganization, reclassification, stock split, reverse stock split or stock dividend occurring after the date hereof);

(ii)           the total amount that may be recovered from the Participating Stockholders with respect to all General Claims shall not exceed the Primary Escrow Amount;

(iii)          the maximum amount that may be recovered from the Participating Stockholders under Section 8.1(d) shall be $500,000; and

(iv)          the maximum amount that may be recovered from the Participating Stockholders under Section 8.1(f) shall be calculated in accordance with Section 1.23.

8.4.         Survival.  Any claim for indemnification shall survive the Closing for a period of one (1) year following the Closing.  Any claim for indemnification shall survive the applicable termination date if a party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

8.5.         Defense by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a person other than the indemnified party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the indemnifying parties receipt of notice of such claim, assume the defense of any such Legal Proceeding provided that the indemnifying party acknowledges its obligation to indemnify the indemnified party in respect of the entire amount of the claims asserted therein.  If the indemnifying party assumes the defense of any such Legal Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Legal Proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof.  The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the indemnifying party admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement.  The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto.  If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Legal Proceeding, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate.  In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section 11, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such Legal Proceeding or the amount of or nature of any such settlement; provided that such limitations shall not apply to claims of fraud, bad faith, gross negligence or willful misconduct by the indemnified party.

8.6.         Notice.  The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party; provided, however that failure to timely give the notice provided in this Section 11 shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party's failure to give such timely notice.

8.7.         Waiver.  The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party has not assumed the defense) the consent of the indemnifying party.

8.8          Indemnification Source.  All Specific Claims shall first be satisfied from the Legal Proceedings, Intellectual Property and Taxes Escrow Amount of the Escrow Fund under the Escrow Agreement, and all General Claims shall be satisfied solely from the Primary Escrow Amount of the Escrow Fund under the Escrow Agreement.  The right to indemnification set forth in this Article VIII shall be the sole and exclusive legal remedy following the Closing Date for any breaches of the representations, warranties, covenants and agreements under this Agreement.  Notwithstanding the immediately preceding sentence, nothing in this Agreement shall limit the liability of any Person resulting from fraud or willful misconduct in connection with this Agreement or the transactions contemplated hereby.  Any payment made to a KIT Indemnified Party from the Escrow Fund to satisfy a claim for indemnification pursuant to this Article VIII shall be treated as an adjustment to the Primary Consideration.  To the extent that there (a) are no outstanding claims against the Escrow Fund, or (b) are claims outstanding against the Escrow Fund, that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the Escrow Fund on September 30, 2010 (the "Available Excess"), then the balance of the Escrow Fund (in the event of subsection (a) or the Available Excess (in the event of subsection (b)) shall be promptly released and delivered to the Participating Stockholders.  Thereafter, upon final settlement of all claims made against the Escrow Fund, any such excess then remaining in the Escrow Fund, together with any earnings thereon, shall be promptly released to the Participating Stockholders.  KIT hereby agrees that it shall, together with the Stockholder Representative, provide instructions to the Escrow Agent (x) to release the balance of the Escrow Fund or the Available Excess, as applicable, and to (y) release any excess remaining in the Escrow Fund upon final settlement of all claims made against the Escrow Fund, each in accordance with this Section 8.8 and Section 3 of the Escrow Agreement.

8.9          Valuation of Escrow Fund.   With respect to each claim subject to indemnification, the following process shall be used:

(a)           KIT Common Shares held in escrow shall be used first with the number of shares required for the claim being calculated as follows: the amount of the claim divided by the 20-day volume weighted average price of the shares immediately preceding the date a notice of claim is delivered in respect of a claim under the indemnity.

(b)           Any KIT Common Shares remaining, following satisfaction of all indemnity claims, shall be distributed upon the expiration of the escrow period.

ARTICLE IX

STOCKHOLDER REPRESENTATIVE

9.1          Stockholder Representative.  By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Participating Stockholders shall be deemed to have agreed to appoint the Stockholder Representative as its agent and attorney-in-fact, for and on behalf of the Participating Stockholders, as the Stockholder Representative, as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Participating Stockholders) to take any action pursuant to or in connection with Article VIII, to give and receive notices and communications, to authorize payment to any KIT Indemnified Parties in satisfaction of claims by any such KIT Indemnified Parties, to object to payments from the Escrow Fund, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions with respect to such claims that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Participating Stockholders from time to time upon not less than thirty (30) days prior written notice to KIT; provided, however, that the Stockholder Representative may not be removed unless the Participating Stockholders holding (on an as-exercised basis) a majority of the outstanding shares of the Participating Stock held by the Participating Stockholders (as of immediately prior to the Effective Time) agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, the Stockholder Representative may resign at any time on notice to KIT, and a replacement Stockholder Representative shall be elected by a vote of a majority of the outstanding shares of Participating Stock (as of immediately prior to the Effective Time), subject to the consent of KIT, which consent shall not be unreasonably withheld; provided, further, that any successor Stockholder Representative, shall not resign until and unless a successor Stockholder Representative shall have been appointed subject to the consent of KIT, which consent shall not be unreasonably withheld.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services.  Written notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders and Participating Stockholders.

9.2          The Stockholder Representative shall not be liable to the Participating Stockholders for any act done or omitted hereunder as Stockholder Representative. The Participating Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.  Except as otherwise provided in Section 9.1, a decision, act, consent or instruction of the Stockholder Representative with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Participating Stockholders and shall be final, binding and conclusive upon the Participating Stockholders; and KIT, Merger Sub and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders including the Participating Stockholders.  Each of KIT and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative that is authorized pursuant this Section 9.1.

ARTICLE X

MISCELLANEOUS

10.          Miscellaneous Provisions.

10.1.       Jurisdiction; Agent for Service.  The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in the The Borough of Manhattan.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.2.       Construction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York..

10.3.       Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to KIT or the Merger Sub:
168 5th Ave, Suite 301
New York, NY 10010-5952
Facsimile:  +1 (212) 937-3999
Email:              kaleil@kitd.com

with a copy (which will not constitute notice) to:

David M. Pedley
Pedley & Gordinier, PLLC
1484 Starks Bldg.
455 South Fourth Street
Louisville, KY 40202
Facsimile: 502-214-3121
Email:  dpedley@pedleylaw.com

If to the Company or the Participating Stockholders:	c/o NewSpring Capital 555 E. Lancaster Avenue Suite 520 Radnor, PA 19087 Attn: Marc Lederman Telephone: (610) 567-2380 Facsimile: (610) 567-2388 Email: mlederman@newspringcapital.com
With a copy to:	Christopher S. Miller Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Telephone (610) 640-7837 Facsimile: (610) 640-7835 Email: millerc@pepperlaw.com

10.4.       Payment of Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred by the Company in connection with the Merger and the transactions contemplated hereby including, without limitation, all legal fees (including any fees of Gardiner Roberts LLP and its agents, including Patton Boggs LLP) shall be paid by the Company and, to the extent not paid by the Company, the Surviving Corporation shall pay such legal fees.

10.5.       Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that the Merger Sub shall have the right to assign all of its rights and obligations under this Agreement to one of its Affiliates if such transferee corporation agrees to assume all of Merger Sub's obligations under this Agreement, provided that such transfer shall not discharge the Merger Sub from its obligation herewith unless the Company consents to such discharge, which consent shall not be unreasonably withheld.  Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

10.6.       Amendments and Waiver.  This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party.  Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

10.7.       Survival.  The covenants, agreements, warranties and representations entered into or made pursuant to this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive the Closing Date for a period through and including the last day upon which an indemnified party may seek indemnification for a breach of such covenant, agreement, warranty or representation under Section 8.2.

10.8.       Counterparts.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document.  This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier other facsimile transmission, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof

10.9.       Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

10.10.     Attorneys' Fees.  In the event that any Legal Proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such Legal Proceeding may receive as part of any award, judgment, decision or other resolution of such Legal Proceeding their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such Legal Proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such Legal Proceeding.

10.11.     Binding Nature of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representations, successors and permitted assigns.

10.12.     Severability.

(a)           Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(b)           If a court competent jurisdiction determines that the character, duration or geographical scope of the provisions of Section 6 hereof are unreasonable, then it is the intention and the agreement of the parties hereto that the provisions of Section 6 shall be construed by the court in such a manner as to impose only those restrictions on the Company's conduct that are reasonable in light of the circumstances and as are necessary to assure to the Merger Sub the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Merger Sub the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of Section 6 hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

10.13.     Specific Performance.  The Company acknowledges that Merger Sub will have no adequate remedy at law and may suffer irreparable damage if the Company breaches any covenant contained in this Agreement.  Accordingly, the Company agrees that the Merger Sub shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Company shall fail or threaten to fail to perform any of its obligations under this Agreement.

10.14.     Complete Agreement.  This Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  The Schedules and Exhibits hereto are incorporated by reference.

10.15      No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement other than Article VIII (which is intended to be for the benefit of Persons covered thereby and may be enforced by such Persons).

10.16.     Knowledge of the Company.  With respect to any representation, warranty or statement contained in this Agreement that is made to the knowledge of the Company, it is expressly understood and agreed that such knowledge shall include the knowledge of Mark Portu, Andy Goldman, Matt DeLoca and Dan Bleeker and they shall be deemed to have knowledge of any facts that any such individual would have upon reasonable investigation.

10.17.     Drafting Presumption.  The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

(The remainder of this page is left blank intentionally)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chairman and Chief Executive Officer

KIT ACQUISITION CORPORATION

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chief Executive Officer

THE FEEDROOM, INC.

By:	/s/ Mark Portu
Mark Portu
Chief Executive Officer

VELOCITY EQUITY PARTNERS I SBIC, L.P.,
by Velocity Equity Partners I SBIC GP, LLC, Its General Partner

By:	/s/ David Vogel
Name: David Vogel
Title: Managing Member

[SIGNATURE PAGE TO MERGER AGREEMENT ]

BRAND EQUITY VENTURES I, L.P.,
by Brand Equity Partners I, LLC, Its General Partner

By:	/s/ Marc Singer
Name: Marc Singer
Title: Attorney-in-Fact

BRAND EQUITY VENTURES II, L.P.,
by Brand Equity Partners II, LLC, Its General Partner

By:	/s/ Marc Singer
Name: Marc Singer
Title: Member

NEWSPRING VENTURES II, L.P.
By: Its general partner, NSVII GP, L.P.
By: Its general partner, NSVII GP, LLC

By:	/s/ Marc Lederman
Name: Marc Lederman
Title: COO & GP

NEWSPRING VENTURES II, L.P.
By: Its general partner, NSVII GP, L.P.
By: Its general partner, NSVII GP, LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Marc Lederman
Name: Marc Lederman
Title: COO & GP

[SIGNATURE PAGE TO MERGER AGREEMENT ]